Exhibit 10.30

Board of Directors Compensation Program

Effective as of August 19, 2021

Effective as of August 19, 2021, ScanSource, Inc.’s Annual Board Compensation Program:

Retainer (All Directors)	$85,000
Equity Grant Value (All Directors)	$130,000
Board Chair Retainer	$70,000
Audit Committee Chair Retainer	$25,000
Compensation Committee Chair Retainer	$15,000
Compensation for Other Committee Retainer	$10,000

Cash retainers are paid quarterly in arrears.

Equity awards are made in accordance with the Company’s standard practice for directors.

Directors are reimbursed for travel and other expenses reasonably incurred in connection with their service as directors.